                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             EXE TECHNOLOGIES, INC.

     The following certificate has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law"):

     1. NAME. The name of the corporation is EXE Technologies, Inc. (the "Corporation"). The date of filing of the Corporation's original certificate of incorporation with the Secretary of State for the State of Delaware was July 28, 1997.

     2. ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office is 1201 Market Street, Suite 1600, Wilmington, Delaware 19801 and its registered agent is PHS Corporate Services, Inc.

     3. PURPOSES. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

     4. NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is: 109,000,000 consisting of 75,000,000 shares of voting Class A Common Stock, par value one cent ($.01) per share (the "Class A Shares"), and 12,000,000 shares of non-voting Class B Common Stock, par value one cent ($.01) per share (the "Class B Shares" and, together with the Class A Shares, the "Common Stock") and 22,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

     5. COMMON STOCK

          5.1 RANK. With respect to payment of dividends and the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Class A Shares and the Class B Shares shall rank PARI PASSU with each other and junior to the Preferred Stock.

          5.2 DIVIDENDS. Subject to the rights of the holders of shares of the Preferred Stock, dividends may be declared and paid to the holders of the Common Stock, and any such dividends shall be declared and paid pro rata on a share-by-share basis among all of the Class A Shares and Class B Shares then outstanding.

          5.3 LIQUIDATION. Subject to the rights of the holders of shares of the Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the

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Corporation, the holders of the shares of Common Stock shall be entitled to receive as a group all assets of the Corporation remaining to be distributed, and such funds shall be paid pro rata on a share-by-share basis among all of the Class A Shares and the Class B Shares then outstanding.

          5.4 VOTING RIGHTS. Except as expressly provided by law and subject to the rights of the holders of shares of the Preferred Stock, (a) all voting rights shall be vested in the holders of the Class A Shares and (b) the holders of the Class B Shares shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. At each meeting of stockholders of the Corporation, each holder of Class A Shares shall be entitled to one vote for each such share on each matter to come before the meeting, except as otherwise provided by law.

          5.5 AUTOMATIC CONVERSION.

          5.5.1 CLASS A SHARES. The Class A Shares shall not be convertible into any other securities of the Corporation.

          5.5.2 CLASS B SHARES.

               (a) Each outstanding Class B Share shall be deemed automatically converted into one fully paid and non-assessable Class A Share (as such Class A Share shall then be constituted) upon the earlier of: (I) immediately prior to the closing of a firm commitment underwritten initial public offering of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended; (II) immediately prior to (x) the merger or consolidation of the Corporation with one or more other persons or (y) the merger or consolidation of one or more persons into or with the Corporation, if, in the case of (x) or (y), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving person; and (III) the sale, conveyance, exchange or transfer to another person of (x) the voting capital stock of the Corporation if after such sale, conveyance, exchange or transfer the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation, or (y) all or substantially all of the assets of the Corporation. Any such event as described above is herein referred to as a "Class B Conversion Event." On or after a Class B Conversion Event, and in any event within ten (10) days after receipt of notice, sent by telecopier, personal delivery or certified mail, return receipt requested, from the Corporation of the occurrence of the Class B Conversion Event, each holder of record of Class B Shares shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of Class A Shares into which such Class B Shares are converted. On the date of the occurrence of a Class B Conversion Event, each holder of record of Class B Shares shall be deemed to be the holder of record of the Class A Shares issuable upon such conversion, and at such time the rights of the holder as holder of the converted Class B Shares shall cease and no Class B Shares shall be considered outstanding,

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without any further action by the holders of such shares and whether or not the certificates representing such Class B Shares are then or subsequently surrendered to the Corporation or its transfer agent.

               (b) The Corporation will at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of issuance upon the conversion of Class B Shares, the maximum number of Class A Shares as could be issuable upon the conversion of all then outstanding Class B Shares. All Class A Shares which are issuable upon conversion of Class B Shares in accordance with this Certificate of Incorporation will, when so issued, be duly authorized, validly issued, fully paid and nonassessable. The Corporation will take all action that may be necessary to assure that all Class A Shares issuable upon such conversion may be so issued without violation of any law, regulation or agreement applicable to the Corporation.

               (c) The issuance of certificates representing Class A Shares upon conversion of Class B Shares as hereinabove set forth shall be made without charge for any expense or issuance tax in respect thereof, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of shares converted.

               (d) No fractional Class A Shares shall be issued upon the conversion of Class B Shares. Instead of any fractional Class A Shares which would otherwise be issuable upon conversion of Class B Shares, the Corporation shall pay to the holder of the Class B Shares which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Class A Shares (as determined in a reasonable manner prescribed by the Corporation's Board of Directors (the "Board")) immediately prior to the close of business on the date of conversion.

     5.6 STOCK SPLITS, SUBDIVISIONS AND COMBINATIONS. In case the Corporation shall at any time subdivide its outstanding Class A Shares into a greater number of shares, the number of Class B Shares outstanding immediately prior to such subdivision shall be proportionately increased, and in case at any time the outstanding Class A Shares of the Corporation shall be combined into a smaller number of shares, the number of Class B Shares outstanding immediately prior to such combination shall be proportionately reduced.

     5.7 OTHER RIGHTS. The Class A Shares and the Class B Shares shall be pari PASSU with respect to all other rights, designations, qualifications or restrictions under applicable law and not specifically modified by the provisions described above or by the provisions contained in the Bylaws of the Corporation, as from time to time amended (the "Bylaws").

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     6. PREFERRED STOCK. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby vested in the Board. Each series of shares of Preferred Stock: (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or that, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock undesignated as to any series and may be reclassified and reissued as part of any series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock.

          6.1 Subject to the provisions of any applicable law or of the Bylaws, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided in Section 6.3 or by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding Class A Shares shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of Class A Shares being entitled to one vote for each Class A Share standing in his or her name on the books of the Corporation. Except as otherwise provided in Section 6.3 or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the

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Board. In the event of any liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to Section 6.3 or the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

     6.2 Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

     6.3 Unless otherwise defined, capitalized terms used in this Section 6.3 shall have the respective meanings ascribed to them in paragraph 6.3.13 hereof.

          6.3.1 DESIGNATION AND NUMBER OF SHARES. There shall be hereby established and designated the following series of Preferred Stock:

               (a) Series A Convertible Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), the authorized number of shares of which shall be 7,000,000.

               (b) Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), the authorized number of shares of which shall be 5,000,000.

               (c) Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), the authorized number of shares of which shall be 2,000,000.

               (d) Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock"), the authorized number of shares of which shall be 7,000,000.

Each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are referred to herein individually as a "Series of Designated Stock" and collectively as the "Designated Stock."

          6.3.2 RANK. Each Series of Designated Stock shall, with respect to distributions of assets and rights upon the liquidation, dissolution or winding up of the Corporation (a "Liquidation"), rank (a) PARI PASSU with each other Series of Designated Stock,

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and (b) senior to (i) all classes of the Common Stock and (ii) each other class or series of Capital Stock of the Corporation hereafter created that does not expressly rank PARI PASSU with, or senior to, such Series of Designated Stock ((i) and (ii) are together referred to as the "Junior Stock"). Upon the occurrence of a Trigger Event (as defined below), the distribution or payment of the Participation Adjustment (as defined below) or the Cash Participation Payment (as defined below) to the holders of shares of Series A Preferred Stock and the holders of Series D Preferred Stock shall rank senior to any distributions or payments to the Series B Preferred Stock, the Series C Preferred Stock (other than any Purchase Price Adjustment payable to the holders of Series C Preferred Stock in accordance with the Series C Convertible Preferred Stock Purchase Agreement dated July 10, 1998 among the Corporation and the purchasers named therein, as amended) and the Junior Stock. There shall be no other class or series of Capital Stock of the Corporation hereafter created, issued, or authorized, which shall be senior to any Series of Designated Stock with respect to dividends, liquidation, redemption, voting, antidilution or any similar economic term without the prior written consent of the holders of a majority of the then outstanding shares of such Series of Designated Stock.

          6.3.3 DIVIDENDS.

               (a) Beginning on the Filing Date, if the Board shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets) to the holders of shares of Common Stock, then the holders of each share of Designated Stock shall be entitled to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of Class A Shares for which such share of Designated Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Designated Stock at the same time such dividend or distribution is made to holders of Common Stock.

               (b) Beginning on the Filing Date, if the Board shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets) to the holders of shares of any Series of Designated Stock without declaring a similar dividend or making a similar distribution to the holders of shares of all Series of Designated Stock, then the holders of shares of each Series of Designated Stock for which no corresponding dividend has been declared or other distribution made, shall be entitled to receive a ratable dividend or distribution based on the number of Class A Shares for which each share of Designated Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of all shares of Designated Stock at the same time.

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          6.3.4 LIQUIDATION PREFERENCE.

               (a) In the event of any voluntary or involuntary Liquidation, the holders of shares of each Series of Designated Stock then outstanding shall be entitled to be paid for each share of Designated Stock held thereby, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, an amount in cash (the following (i) and (ii) together, with respect to each Series of Designated Stock, the "Liquidation Amount" for such series) equal to (i) the Purchase Price for such Series of Designated Stock, subject to adjustment with respect to each Series of Designated Stock for any stock splits, stock dividends, combinations, recapitalizations or the like of such Series of Designated Stock (with respect to each Series of Designated Stock, its "Liquidation Preference") plus (ii) all declared and unpaid dividends thereon to the date fixed for the Liquidation. Except as provided in the preceding sentence, holders of Designated Stock shall not be entitled to any distribution in the event of any Liquidation. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the holders of Designated Stock the full amount as to which each such holder of Designated Stock shall be entitled by reason of such Liquidation, then each holder of Designated Stock shall share ratably in such distribution of assets in accordance with the respective amounts which would be payable to such holder of Designated Stock in respect of the shares held upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               (b) After the holders of all shares of Designated Stock have been paid in full the amounts to which such holders are entitled under this Amended and Restated Certificate of Incorporation, as amended from time to time as the case may be, the remaining net assets of the Corporation shall be distributed to the holders of Junior Stock.

               (c) Written notice of a Liquidation, stating a payment date and the Liquidation Amount, as the case may be, and the place where such amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the payment date stated therein, to the holders of record of Designated Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

          6.3.5. REDEMPTION. The shares of Designated Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

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          6.3.6. VOTING RIGHTS.

               (a) The holders of Designated Stock, except as otherwise required under Delaware law or as set forth in paragraphs 6.3.2 above and 6.3.6(b) and 6.3.6(c) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (b) Each outstanding share of Designated Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Designated Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Designated Stock into Class A Shares on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

               (c) If GAP LP, GAP Coinvestment and/or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof own in the aggregate (i) at least a majority of the outstanding shares of Series B Preferred Stock and (ii) Class A Shares and/or Series A Preferred Stock, Series B Preferred Stock or other securities of the Corporation convertible into or exchangeable for shares of voting Capital Stock of the Corporation that represent (after giving effect to any adjustments) at least five percent (5%) of the total number of Class A Shares outstanding on an as-converted basis, then the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation. The Series B Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the other directors of the Corporation; PROVIDED, HOWEVER, that if the conditions set forth in the first sentence of this paragraph 6.3.6(c) necessary for the holders of the Series B Preferred Stock to vote as a separate series for the election of one (1) director are not satisfied, then the Series B Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class with respect to the election of all of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of the director to be elected solely by the holders of the Series B Preferred Stock. A vacancy in the directorship elected by the holders of the Series B Preferred Stock pursuant to this paragraph 6.3.6(c) shall be filled only by vote or written consent of the holders of the Series B Preferred Stock.

          6.3.7 OPTIONAL CONVERSION.


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               (a) Any holder of Designated Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this paragraph 6.3.7, any or all of such holder's shares of Designated Stock into such number of fully paid and non-assessable Class A Shares as is equal to the product of (x) the number of shares of Designated Stock being so converted, multiplied by (y) the Conversion Price then in effect for the Series of Designated Stock of the shares to be converted, which Conversion Price shall be set at the time of such conversion with respect to such shares being so converted. The "Conversion Price" for each Series of Designated Stock shall be equal to the sum of the following:

                    (i) the quotient of (A) the Liquidation Preference then in effect for such Series of Designated Stock divided by (B) the Effective Purchase Price then in effect for such Series of Designated Stock; plus

                    (ii) in the case of a Trigger Event (as defined in paragraph
6.3.8 below), only and solely with respect to the Series A Preferred Stock and the Series D Preferred Stock, the Participation Adjustment (as calculated in accordance with paragraph 6.3.8 below) with respect to such series, if any. The calculation of the Conversion Price is illustrated in the following formula:


       Conversion Price  =  Liquidation Preference
                            ------------------------ + Participation Adjustment
                            Effective Purchase Price

Such conversion right shall be exercised by the surrender of the shares of Designated Stock to be converted to the Corporation at any time during usual business hours at its principal place of business, accompanied by written notice that the holder elects to convert such shares of Designated Stock and specifying the name or names (with address) in which a certificate or certificates for Class A Shares are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to paragraph 6.3.7(k). All shares of Designated Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.

               (b) As promptly as practicable after the surrender, as herein provided, of any shares of Designated Stock for conversion pursuant to paragraph 6.3.7(a), the Corporation shall deliver to or upon the written order of the holder of such shares of Designated Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable Class A Shares into which such shares of Designated Stock may be or have been converted in accordance with the provisions of this paragraph 6.3.7. Subject to the following provisions of this paragraph and of paragraph 6.3.7(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares

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of Designated Stock shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Class A Shares deliverable upon conversion of such shares of Designated Stock shall be treated for all purposes as having become the record holder or holders of such Class A Shares at such appropriate time, and such conversion shall be at the Conversion Price in effect at such time; PROVIDED, HOWEVER, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Class A Shares deliverable upon such conversion as the record holder or holders of such Class A Shares while the share transfer books of the Corporation shall be closed (but not for any period in excess of five (5) days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Class A Shares as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

               (c) To the extent permitted by law, when shares of Designated Stock are converted, all dividends declared and unpaid on the shares of Designated Stock so converted to the date of conversion shall be immediately due and payable and must accompany the Class A Shares issued upon such conversion.

               (d) The Effective Purchase Price for each Series of Designated Stock is subject to adjustment as follows:

                    (i) In the event that the Corporation shall at any time or from time to time (A) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Designated Stock in the manner provided in paragraph 6.3.3) on the outstanding Class A Shares,
(B) subdivide the outstanding Class A Shares into a larger number of shares, (C) combine the outstanding Class A Shares into a smaller number of shares or (D) issue any Class A Shares in a reclassification of the Corporation's Capital Stock, then, and in each such case, the Effective Purchase Price in effect immediately prior to such event for each Series of Designated Stock shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Designated Stock thereafter surrendered for conversion shall be entitled to receive the number of Class A Shares or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Designated Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 6.3.7(d)(i) shall become effective retroactively (X) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Capital Stock entitled to receive such dividend or distribution or (Y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

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

                    (ii) In case the Corporation shall at any time or from time to time distribute to all holders of Class A Shares (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions paid or made to holders of shares of Designated Stock in the manner provided in paragraph 6.3.3, and dividends payable in Class A Shares for which adjustment is made under paragraph 6.3.7(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those distributions in respect of which an adjustment in the Effective Purchase Price is made pursuant to paragraph 6.3.7(d)(i)), then, and in each such case, the Effective Purchase Price then in effect for each Series of Designated Stock shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying such Effective Purchase Price in effect immediately prior to the date of such distribution for each Series of Designated Stock by a fraction (X) the numerator of which shall be the Current Market Price of one (1) Class A Share on the record date referred to below less the then fair market value (as determined by the Board) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one (1) Class A Share and (Y) the denominator of which shall be such Current Market Price of one (1) Class A Share (but such denominator shall not be less than one
(1)); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Designated Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Designated Stock into Class A Shares. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                    (iii) In case the Corporation, at any time or from time to time, shall take any action affecting its Class A Shares similar to or having an effect similar to any of the actions described in any of paragraph 6.3.7(d)(i) or paragraph 6.3.7(d)(ii), inclusive, or paragraph 6.3.7(g) (but not including any action described in any such paragraph) and the Board in good faith determines that it would be equitable in the circumstances to adjust the Effective Purchase Price for any or all Series of Designated Stock as a result of such action, then, and in each such case, the Effective Purchase Price for such Series of Designated Stock shall be adjusted in such manner and at such time as the Board in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Designated Stock).

                    (iv) Notwithstanding anything herein to the contrary, no adjustment under this paragraph 6.3.7(d) need be made to the Effective Purchase Price of the shares of any Series of Designated Stock unless such adjustment would require an increase or decrease of at least one percent (1%) of the Effective Purchase Price of such shares of Series of Designated Stock then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) of such Conversion Price. Any adjustment to the Effective Purchase Price of the shares of any Series of Designated Stock carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Designated Stock pursuant hereto.

               (e) If the Corporation shall take a record of the holders of its Capital Stock for the purpose of entitling them to receive a dividend or other distribution in Class A Shares, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Effective Purchase Price then in effect for any Series of Designated Stock shall be required by reason of the taking of such record.

               (f) Upon any increase or decrease in the Effective Purchase Price of the shares of any Series of Designated Stock, then, and in each such case, the Corporation promptly shall deliver to each registered holder of such shares of Designated Stock at least ten (10) Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Effective Purchase Price then in effect following such adjustment.

               (g) In case of any capital reorganization or reclassification or other change to outstanding Class A Shares (other than a change in par value, or from par value to no par value, or from no par value to par value), the Corporation shall execute and deliver to each holder of Designated Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification a certificate that the holder of each share of Designated Stock then outstanding shall have the right thereafter to convert such share of Designated Stock into the kind and amount of shares of stock or other securities, property or cash receivable upon such reorganization or reclassification by a holder of the number of Class A Shares into which such share of Designated Stock could have been converted immediately prior to such reorganization or reclassification, and provision shall be made therefor in any agreement relating to such reorganization or reclassification. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 6.3.7. The provisions of this paragraph 6.3.7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

               (i) In case at any time or from time to time:

                    (i) the Corporation shall declare a dividend (or any other distribution) on, or payable in, its Class A Shares;

                    (ii) the Corporation shall authorize the granting to the holders of its Class A Shares of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                    (iii) there shall be any reorganization or reclassification of the Class A Shares, or any Merger, or any Sale, or any Initial Public Offering; or

                    (iv) there shall occur any voluntary or involuntary Liquidation;

then the Corporation shall mail to each holder of shares of Designated Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (X) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Capital Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (Y) the date on which such reclassification, reorganization, Merger, Sale, Initial Public Offering or Liquidation is expected to become effective, PROVIDED that in the case of any Merger, Sale or any event to which paragraph 6.3.7(g) also applies, the Corporation shall give at least ten (10) days' prior written notice as aforesaid. Such notice also shall specify the date as of which it is expected that holders of Class A Shares of record shall be entitled to exchange their Class A Shares for shares of stock or other securities or property or cash deliverable upon such reclassification, reorganization, Merger, Sale or Liquidation.

               (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Designated Stock, such number of its authorized but unissued Class A Shares as will from time to time be sufficient to permit the conversion of all outstanding shares of Designated Stock, and shall take all action required to increase the authorized number of Class A Shares if at any time there shall be insufficient authorized but unissued Class A Shares to permit such reservation or to permit the conversion of all outstanding shares of Designated Stock.

               (k) The issuance or delivery of certificates for Class A Shares upon the conversion of shares of Designated Stock shall be made without charge to the converting holder of shares of Designated Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Designated Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Designated Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

               (l) No fractional Class A Shares shall be issued upon the conversion of shares of Designated Stock. Instead of any fractional Class A Shares which would otherwise be issuable upon conversion of shares of Designated Stock, the Corporation shall pay to the holder of the shares of Designated Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Class A Shares (as determined in a reasonable manner prescribed by the Board) immediately prior to the close of business on the date of conversion.

          6.3.8 PARTICIPATION ADJUSTMENT. Solely upon closing of a Sale, Merger or Initial Public Offering (each a "Trigger Event"), a "Participation Adjustment" (calculated in accordance with paragraphs 6.3.8(a) and 6.3.8(b) below) shall be determined with respect to each of the Series A Preferred Stock and the Series D Preferred Stock as set forth below; PROVIDED, HOWEVER, that the Participation Adjustment for the Series A Preferred Stock or the Series D Preferred Stock, as the case may be, shall be equal to zero (0) if the Corporation chooses to pay to such holders the Cash Participation Payment referred to in paragraph 6.3.8(d) or if such holders waive their respective rights to a Participation Adjustment pursuant to paragraph 6.3.8(e); and PROVIDED FURTHER, HOWEVER, that once a Trigger Event occurs that causes a Participation Adjustment to the Conversion Price of either the Series A Preferred Stock or the Series D Preferred Stock, then thereafter there shall be no further adjustments to the Conversion Price for such series by reason of this paragraph 6.3.8.

               (a) The Participation Adjustment with respect to each share of the Series A Preferred Stock shall be equal to the quotient of (i) the product of (A) the Series A Trigger Percentage, multiplied by (B) the Liquidation Preference then in effect for the Series A Preferred Stock, divided by (ii) the Trigger Price (as defined in paragraph 6.3.8(c) below), as illustrated in the following formula:



Series A Participation Adjustment = Series A Trigger Percentage  X  Series A Liquidation Preference
                                    ---------------------------------------------------------------
                                                              Trigger Price

The "Series A Trigger Percentage" shall equal:

                    (i) 100%, if the Trigger Price is equal to or less than the Minimum Trigger Price (the "Minimum Trigger Price" initially shall be $9.00 per share, subject to adjustment under the same circumstances as adjustments to the Effective Purchase Price pursuant to paragraph 6.3.7(d)); or

                    (ii) 0%, if the Trigger Price is equal to or greater than the Maximum Trigger Price (the "Maximum Trigger Price initially shall be $11.00 per share, subject to adjustment under the same circumstances as adjustments to the Effective Purchase Price pursuant to paragraph 6.3.7(d)); or

                    (iii) a percentage equal to the quotient of (A) the difference of the Maximum Trigger Price, minus the Trigger Price, divided by (B) the difference of the Maximum Trigger Price, minus the Minimum Trigger Price, if the Trigger Price is less than the Maximum Trigger Price and greater than the Minimum Trigger Price, as illustrated in the following formula:

                                 Max. Trigger Price  -   Trigger  Price
Series A Trigger Percentage  = ------------------------------------------
                                Max. Trigger Price -  Min. Trigger Price

               (b) The Participation Adjustment with respect to each share of Series D Preferred Stock shall be equal to the quotient of (i) the product of
(A) the Series D Trigger Percentage, multiplied by (B) the Liquidation Preference then in effect for the Series D Preferred Stock, divided by (ii) the Trigger Price (as defined in paragraph 6.3.8(c) below), as illustrated in the following formula:

                                    Series D Trigger Percentage  X  Series D Liquidation Preference
Series D Participation Adjustment = ---------------------------------------------------------------
                                                               Trigger Price

The "Series D Trigger Percentage" shall equal:

                    (i) 60%, if the Trigger Price is equal to or less than the Minimum Trigger Price; or

                    (ii) 0%, if the Trigger Price is equal to or greater than the Maximum Trigger Price; or

                    (iii) a percentage equal to product of (A) the quotient of
(X) the difference of the Maximum Trigger Price minus the Trigger Price, divided by (Y) the difference of the Maximum Trigger Price minus the Minimum Trigger Price, multiplied by (B) 60%, if the Trigger Price is less than the Maximum Trigger Price and greater than the Minimum Trigger Price, as illustrated in the following formula:

                                Max. Trigger Price  -   Trigger Price
Series D Trigger Percentage  = ---------------------------------------- X  .60
                               Max. Trigger Price -  Min. Trigger Price

               (c) The "Trigger Price" shall be computed without regard to any participation payments, purchase price adjustments or conversion adjustments that could become payable to any series or class of stock as a result of the Trigger Event. For these purposes, in the case of an Initial Public Offering, the "Trigger Price" shall equal the midpoint of the price per share range of the shares of Common Stock offered for sale in such Initial Public Offering, as stated on the cover of the Company's red herring preliminary prospectus last distributed to potential investors. In the case of a Merger or Sale, the "Trigger Price" shall be equal to the quotient of the "Gross Proceeds" of such Merger or Sale divided by the total number of shares of Common Stock outstanding on a fully diluted basis (other than Common Stock equivalents that are not "in-the-money") prior to such Merger or Sale. For these purposes, in the event such "Gross Proceeds" consists of consideration other than cash, such Gross Proceeds shall be valued as follows:

                    (i) With respect to securities of the surviving Person of such Sale or Merger that do not constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, Gross Proceeds shall be deemed to be the aggregate Current Market Price of the securities as of three (3) days prior to the closing of the Sale or Merger;

                    (ii) The method of valuation of securities acquired for investment in a non-public transaction or otherwise restricted in their marketability that are of the same class or series as securities that are publicly traded shall be to make an appropriate discount from the market value determined as set forth above in clause (i) to reflect the appropriate fair market value thereof, as determined in good faith by the Board and consented to by the holders of a majority of the shares each of the Series A Preferred Stock and the Series D Preferred Stock, which consent shall not be unreasonably withheld, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause
(i) above, giving appropriate weight, if any, to such restriction, as determined in good faith by the Board and consented to by the holders of a majority of the shares each of the Series A Preferred Stock and the Series D Preferred Stock, which consent shall not be unreasonably withheld; and

                    (iii) Any other form of consideration shall be valued to reflect the market value thereof, as determined in good faith by the Board and consented to by the holders of a majority of the shares of each of the Series A Preferred Stock and the Series D Preferred Stock then outstanding, which consent shall not be unreasonably withheld.

               (d) The Participation Adjustment with respect to the Series A Preferred Stock and the Series D Preferred Stock may, at the Corporation's option, be paid by the Corporation in cash in lieu of the Participation Adjustment (a "Cash Participation Payment"). The amount of a Cash Participation Payment for each share of Series A Preferred Stock shall be equal to the product of the Series A Trigger Percentage multiplied by the Liquidation Preference then in effect for the Series A Preferred Stock. The amount of a Cash Participation Payment for each share of Series D Preferred Stock shall be equal to the product of the Series D Trigger Percentage multiplied by the Liquidation Preference then in effect for the

Series D Preferred Stock. The Cash Participation Payment shall be paid on the date of the closing of the Trigger Event giving rise to such payment. Written notice of the Corporation's intention to pay a Cash Participation Payment, stating the payment date and the amount of the Cash Participation Payment and the place where such amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series A Preferred Stock and Series D Preferred Stock to whom such Cash Participation Payment is to be paid, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. If the Corporation elects to make a Cash Participation Payment in lieu of all or any portion of a Participation Adjustment for either the Series A Preferred Stock or the Series D Preferred Stock, then the Corporation shall make a Cash Participation Payment with respect to both the Series A Preferred Stock and the Series D Preferred Stock in the same proportion.

               (e) The Participation Adjustment with respect to the Series A Preferred Stock may be waived at any time upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. The Participation Adjustment with respect to the Series D Preferred Stock may be waived at any time upon the written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock.

          6.3.9 MANDATORY CONVERSION.

               (a) Upon the closing of a Sale, each outstanding share of Designated Stock shall be automatically converted into the kind and amount of securities, assets or cash receivable upon such Sale by a holder of the number of Class A Shares into which such one (1) share of Designated Stock could have been converted immediately prior to the closing of such Sale based upon the Conversion Price effective for such share of Designated Stock upon the closing of such Sale, including, subject to paragraph 6.3.8(d) above, any Participation Adjustment on account of such Sale.

               (b) Upon the closing of a Merger, each outstanding share of Designated Stock shall be automatically converted into the kind and amount of securities of the surviving Person or other consideration receivable upon such Merger by a holder of the number of Class A Shares into which such one (1) share of Designated Stock could have been converted immediately prior to the closing of such Merger, based upon the Conversion Price effective for such share of Designated Stock upon the closing of such Merger, including, subject to paragraph 6.3.8(d) above, any Participation Adjustment on account of such Merger.

               (c) Upon the closing of a Qualified Initial Public Offering, each share of Designated Stock shall be automatically converted, effective immediately prior to the closing of such Qualified Initial Public Offering, into the number of Class A Shares into which such one (1) share of Designated Stock could have been converted at such time, based upon the Conversion Price effective for such share of Designated Stock upon the closing of such

Qualified Initial Public Offering, including, subject to paragraph 6.3.8(d) above, any Participation Adjustment on account of such Qualified Initial Public Offering.

               (d) Each of the events described in paragraphs 6.3.9(a), (b) and
(c) is referred to as a "Mandatory Conversion Event" and the kind and amount of securities of the Corporation or another Person, assets of the Corporation or another Person, cash or Class A Shares, as the case may be, including any Participation Adjustment, determined by paragraphs 6.3.9(a), (b) or (c), as applicable, is referred to as the "Pro Rata Share." On and after a Mandatory Conversion Event, all rights in respect of the shares of Designated Stock so converted shall cease and terminate, except that the holder(s) thereof shall have the right to receive the Pro Rata Share as provided in this paragraph 6.3.9, and such shares of Designated Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Designated Stock have been received by the Corporation.

               (e) Written notice of a Mandatory Conversion Event, stating the date of the Mandatory Conversion Event, the Pro Rata Share and the place where such amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the payment date stated therein, to the holders of record of any Series of Designated Stock to be converted, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

          6.3.10 CERTAIN REMEDIES. Any registered holder of Designated Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions of this Section 6.3 in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

          6.3.11 REISSUANCE OF DESIGNATED STOCK. Shares of Designated Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock).

          6.3.12 BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, then such payment shall be made on the immediately succeeding Business Day.

          6.3.13 DEFINITIONS. As used in this Section 6.3, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

     "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

     "Cash Participation Payment" shall have the meaning ascribed to it in paragraph 6.3.8(d).

     "Common Stock" means, collectively, the Class A Shares and the Class B Shares.

     "Conversion Price" shall have the meaning ascribed to it in paragraph 6.3.7(a).

     "Current Market Price" per share shall mean, as of the date of determination, (a) the average daily Market Price of the Class A Shares for those days during the period of thirty (30) Trading Days, ending on such date, and (b) if the Class A Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-counter market, then the Market Price on such date.

     "Designated Stock" shall have the meaning ascribed to it in paragraph
6.3.1.

     "Effective Purchase Price" means, with respect to each Series of Designated Stock, the Purchase Price for such Series of Designated Stock, subject to adjustment as set forth in paragraph 6.3.7(d).

     "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

     "Filing Date" means (a) with respect to the Series A Preferred Stock and the Series B Preferred Stock, September 14, 1997, (b) with respect to the Series C Preferred Stock, July 10, 1998, and (c) with respect to the Series D Preferred Stock, the date that this

Amended and Restated Certificate of Incorporation is filed with the Secretary of State for the State of Delaware.

     "GAP Coinvestment" means GAP Coinvestment Partners, L.P., a New York limited partnership.

     "GAP LP" means General Atlantic Partners 41, L.P., a Delaware limited partnership.

     "Gross Proceeds" shall have the meaning ascribed to it in paragraph
6.3.8(c).

     "Initial Public Offering" shall mean a firm commitment underwritten initial public offering of the Corporation pursuant to an effective registration statement under the Securities Act.

     "Junior Stock" shall have the meaning ascribed to it in paragraph 6.3.2.

     "Liquidation" shall have the meaning ascribed to it in paragraph 6.3.2.

     "Liquidation Amount" shall have the meaning ascribed to it in paragraph 6.3.4(a).

     "Liquidation Preference" shall have the meaning ascribed to it in paragraph 6.3.4(a).

     "Mandatory Conversion Event" shall have the meaning ascribed to it in paragraph 6.3.9(d).

     "Market Price" shall mean, per share of Class A Common Stock, as of the date of determination: (a) the closing price per share of Class A Common Stock on such date published in THE WALL STREET JOURNAL or, if no such closing price on such date is published in THE WALL STREET JOURNAL, then the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange (including, without limitation, The Nasdaq Stock Market, Inc.) on which the Class A Common Stock is then listed or admitted to trading; (b) if the Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, then the last trading price of the Class A Common Stock on such date; (c) if there shall have been no trading on such date or if the Class A Common Stock is not so designated, then the average of the reported closing bid and asked prices of the Class A Common Stock, on such date as shown by NASDAQ and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, then a market price per share determined at the Corporation's expense by an appraiser chosen by the holders of a majority of the shares of Designated Stock, or, if no such appraiser is so chosen more than ten (10) Business Days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Designated Stock, then by an appraiser chosen by the Corporation and reasonably satisfactory to the holders of a majority of the shares of Designated Stock. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

     "Maximum Trigger Price" shall have the meaning ascribed to it in paragraph 6.3.8(a)(ii).

     "Merger" shall mean (a) the merger or consolidation of the Corporation with one or more other Persons or (b) the merger or consolidation of one or more Persons into or with the Corporation, if, in the case of (a) or (b), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person.

     "Minimum Trigger Price" shall have the meaning ascribed to it in paragraph 6.3.8(a)(i).

     "Participation Adjustment" shall have the meaning ascribed to it in paragraph 6.3.8.

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

     "Pro Rata Share" shall have the meaning ascribed to it in paragraph
6.3.9(d).

     "Purchase Price" means, with respect to each Series of Designated Stock:

          (i)   $2.217609, with respect to each share of Series A Preferred
Stock;

          (ii)  $2.1865, with respect to each share of Series B Preferred Stock;

          (iii) $5.00, with respect to each share of Series C Preferred Stock;
and

          (iv)  $4.00, with respect to each share of Series D Preferred Stock.

     "Qualified Initial Public Offering" shall mean an Initial Public Offering underwritten by a nationally recognized investment bank(s) resulting in gross proceeds to the Corporation of at least $30,000,000.

     "Sale" shall mean the sale, conveyance, exchange or transfer to another Person of: (a) the voting Capital Stock of the Corporation, if after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation; or (b) all or substantially all of the assets of the Corporation.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Series A Preferred Stock" shall have the meaning ascribed to it in paragraph 6.3.1.

     "Series A Trigger Percentage" shall have the meaning ascribed to it in paragraph 6.3.8(a).

     "Series B Preferred Stock" shall have the meaning ascribed to it in paragraph 6.3.1.

     "Series C Preferred Stock" shall have the meaning ascribed to it in paragraph 6.3.1.

     "Series D Preferred Stock" shall have the meaning ascribed to it in paragraph 6.3.1.

     "Series D Trigger Percentage" shall have the meaning ascribed to it in paragraph 6.3.8(b).

     "Series of Designated Stock" shall have the meaning ascribed to it in paragraph 6.3.1.

     "Trading Day" means a day on which the national securities exchanges are open for trading.

     "Trigger Event" shall have the meaning ascribed to it in paragraph 6.3.8.

     "Trigger Price" shall have the meaning ascribed to it in paragraph 6.3.8.

     7. ELECTION OF DIRECTORS. Members of the Board may be elected either by written ballot or by voice vote.

     8. LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the General Corporation Law is amended, or other Delaware law is enacted, to permit further elimination or limitation of the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, or by such other Delaware law, as so enacted. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     9. INDEMNIFICATION.

          9.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 9.

          9.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

          9.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

          9.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

          9.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 9, the Bylaws or under section 145 of the General Corporation Law or any other provision of law.

          9.6 The provisions of this Section 9 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 9 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 9 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          9.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or

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

reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

          9.8 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

          9.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 9 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

     10. ADOPTION, AMENDMENT AND/OR REPEAL OF BYLAWS. The Board may from time to time adopt, amend or repeal the Bylaws of the Corporation; PROVIDED, HOWEVER, that any Bylaws adopted or amended by the Board may be amended or repealed, and any Bylaws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

     11. COMPROMISES WITH CREDITORS. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a

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

majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                            [SIGNATURE PAGE FOLLOWS]


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

          IN WITNESS WHEREOF, EXE Technologies, Inc. has caused the Amended and Restated Certificate to be signed by its Chief Executive Officer and attested by its Secretary this 29th day of September, 1999, which the undersigned certifies has been duly adopted in accordance with Section 228 of the General Corporation Law.

                                          EXE TECHNOLOGIES, INC.



                                          By: /S/ RAYMOND R. HOOD
                                              ----------------------------------
                                                  Raymond R. Hood
                                                  Chief Executive Officer


ATTEST:

By: /S/ CHRISTOPHER F. WRIGHT
   -----------------------------
        Christopher F. Wright
        Secretary


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